Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 o: 650.493.9300 f: 866.974.7329

Exhibit 5.1

March 12, 2026
PagerDuty, Inc.
600 Townsend St., Suite 200
San Francisco, CA 94103
Re:    Registration Statement on Form S-8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by PagerDuty, Inc., a Delaware corporation, with the Securities and Exchange Commission, on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of shares of your common stock, par value $0.000005 per share (the “Shares”), consisting of: (i) 4,248,974 shares of common stock to be issued under the PagerDuty, Inc. 2019 Equity Incentive Plan (the “2019 EIP”); and (ii) 849,794 shares of common stock to be issued under the PagerDuty, Inc. 2019 Employee Stock Purchase Plan (together with the 2019 EIP, the “Plans”).
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.
* * *
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

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